Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2012, relating to the consolidated financial statements and financial statement schedule of Thoratec Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding to the retrospectively adopted new accounting guidance issued by the Financial Accounting Standards Board related to the presentation of comprehensive income) and our report dated February 21, 2012, relating to the effectiveness of Thoratec Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Thoratec Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

San Jose, California
July 25, 2012